THIRD RESTATED FINANCING AND SECURITY AGREEMENT

     THIS THIRD RESTATED FINANCING AND SECURITY AGREEMENT is entered into as of July 6, 1995, between NATIONSCREDIT COMMERCIAL CORPORATION, a North Carolina corporation with its principal place of business at 1105 Hamilton Street, Allentown, Pennsylvania 18101 ("Secured Party"), and WINNEBAGO INDUSTRIES, INC., an Iowa corporation with its principal place of business at 605 Crystal Lake Road, Forest City, Iowa 50436 ("Debtor").

                                    RECITALS

     WHEREAS, Debtor and Secured Party are party to a Second Amended Financing and Security Agreement dated as of March 17, 1994 ("Existing Agreement"), which the parties desire to amend and restate as set forth herein;

     NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

     Section 1. Definitions. The following terms when capitalized have the meanings as given in this Section 1 whenever used in this Agreement:

     1.1 "Accounting Month" means the period from the last Friday of a calendar month to and including the last Thursday of the following calendar month. If a calendar month ends on Thursday, then the next accounting month shall be from the first Friday of the month to and including the last Thursday of the same calendar month.

     1.2 "Accounts Receivable" means all accounts, contract rights, instruments, documents, chattel paper, general intangibles (including, without limitation, choses in action, tax refunds and insurance proceeds), and other obligations or indebtedness owed to Debtor from any source whatever.

     1.3 "Borrowing Base" means an amount equal to the lesser of $30,000,000 or 75% of Eligible Inventory. All calculations of the Borrowing Base shall be at Debtor's book value of the Inventory, or market value, whichever is less, and shall be calculated net of any amounts owing by Debtor to a manufacturer of the Eligible Inventory.

     1.4 "Business Day" means any day of the week, Monday through Friday, on which Secured Party is open for the regular conduct of business.

     1.5 "Collateral" means all Accounts Receivable and Inventory now owned or hereafter acquired by Debtor, and all products and proceeds thereof, including, but not limited to, cash, instruments, credits, chattel paper, general intangibles and accounts.

     1.6 "Eligible Inventory" means (a) recreational vehicles that have been fully manufactured by Debtor and are ready for delivery to a dealer, and (b) motor home chassis and related components constituting part of Debtor's raw materials. Such Inventory must be subject to no lien, encumbrance or other interest of any person or entity except as permitted hereunder, and must be otherwise reasonably acceptable to Secured Party.

     1.7 "Inventory" means all goods, merchandise and other personal property now owned or hereafter acquired by Debtor, wherever located, which are held for sale or lease, or are furnished or to be furnished under any contract of service, or are raw materials, work-in-process, finished goods, supplies or materials used or consumed in Debtor's business, and all products thereof; all substitutions, replacements, additions or accessions therefor and thereto; and all cash or non-cash proceeds and products of the foregoing, including insurance proceeds.

     1.8 "Line of Credit" means the line of credit established under this Agreement.

     1.9 "Obligations" means all indebtedness, obligations and liabilities of Debtor to Secured Party of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, regardless of how the same arise or by what instrument, agreement or book account they may be evidenced, or whether evidenced by any instrument, agreement or book account, including, without limitation, all loans (including any loan by renewal or extension), all indebtedness, all undertakings to take or refrain from taking any action, all indebtedness, liabilities or obligations owing from Debtor to others which Secured Party may have obtained by purchase, negotiation, discount, assignment or otherwise, and all interest, taxes, fees, charges, expenses and attorney's fees chargeable to Debtor or incurred by Secured Party under this Agreement, or any other document or instrument delivered in connection herewith, and further including, without limitation, all obligations of Debtor to Secured Party pursuant to this Agreement and their inventory floor-plan finance agreement.

     1.10 "Prime Rate" means the prime rate as announced by NationsBank, N.A. (Carolinas) at its office in Charlotte, North Carolina on the last day of an Accounting Month, effective for outstanding balances in the succeeding Accounting Month. When a change in the Prime Rate is announced, the change will take effect for the succeeding month, and will apply to new advances as well as to existing balances.

     Section 2. Agreement to Lend. Subject to all of the terms and conditions herein contained, Secured Party grants to Debtor a revolving line of credit in the amount of $30,000,000, and Debtor may borrow, repay and reborrow up to such amount as set forth herein. In lieu of a promissory note or other instrument evidencing the indebtedness hereunder, Secured Party will maintain an account reflecting Debtor's outstanding indebtedness ("Revolving Loan Account"). Failure to make notation of any advance or other Obligations arising hereunder, however, will not affect the obligations of Debtor. Entries in the Revolving Loan Account and related records will be conclusive, absent manifest error.

     Section 3. Term and Prepayment.

     3.1 Term of Credit Line. The Line of Credit shall be available to Debtor for an initial term ending on the last Business Day of March 1997 ("Initial Term"); provided an Event of Default (as hereafter defined) has not occurred during the Initial Term, the Line of Credit shall continue to be available during successive one year periods ("Renewal Terms"), with each Renewal Term automatically arising unless either party provides notice to the other at least 90 days in advance of the expiration of the Initial Term or a Renewal Term that the party giving notice wishes to terminate the Line of Credit. Upon expiration of the Initial Term or a Renewal Term without a new Renewal Term arising, the Line of Credit shall be terminated and all amounts outstanding under the Line of Credit, and otherwise under this Agreement, shall immediately be due and payable without notice or demand.

     3.2 Prepayment. Debtor may prepay all or any portion of the advances hereunder at any time; provided, however, if Debtor prepays all advances and other amounts owing under the Line of Credit, then the Line of Credit shall be terminated and no longer available to Debtor unless Debtor continues to provide Secured Party with the financial information required hereby and otherwise to comply with the covenants herein. Each prepayment shall be applied first to accrued interest and charges owing hereunder, and then to principal.

     Section 4. Advances.

     4.1 Conditions for Advances. As long as (a) there exists no Event of Default, or circumstance that with the passage of time or giving of notice could constitute an Event of Default, (b) the representations and warranties of Debtor set forth herein are true and complete as of the date of the advance, and (c) the credit and financial condition of Debtor are, in the sole and absolute discretion of Secured Party, satisfactory, Secured Party will make advances to Debtor under the Line of Credit in such amounts as Debtor may request, but in no event may total outstanding advances hereunder exceed the Borrowing Base at any time.

     4.2 Requests for Advances. Debtor shall accompany each request for an advance with a Borrowing Base Certificate, in the form of Exhibit A hereto or any other form satisfactory to Secured Party ("Borrowing Base Certificate"). Each request for an advance shall constitute a representation and warranty by Debtor that the Borrowing Base, based on the Eligible Inventory on the date of the certificate, justifies the requested advance and that the conditions set forth in Section 4.1(a) and (b) are satisfied. All advances shall be by check or wire transfer and, if by wire transfer, a $12.50 wire transfer fee shall be charged to Debtor for each transfer up to five transfers in one calendar month and a $25 wire transfer fee shall be charged for each transfer beyond five transfers in any one calendar month. Wire transfers to Debtor's operating account will be made by Secured Party the next Business Day following Secured Party's receipt of Debtor's request for an available advance.

     Section 5. Interest.

     5.1 Interest Rates. All advances under the Line of Credit shall bear interest from the date made until paid at a per annum rate equal to the Prime Rate plus 0.5%. During the continuance of an Event of Default, all amounts owing hereunder shall bear interest at such rate plus an additional 6.0% per annum.

     5.2 Rate Limitation. It is not the intention of any party to this Agreement to make an agreement violative of the laws of any applicable jurisdiction relating to usury. In no event shall Debtor be obligated to pay any amount in excess of the maximum amount of interest permitted under applicable law. If Secured Party ever receives anything of value that is deemed to constitute excess interest under applicable law, an amount equal to such excess shall be applied to the reduction of principal and any remainder shall be promptly refunded to the payor.

     Section 6. Payment.

     6.1 Required Payments. Debtor shall immediately pay to Secured Party:

     (a) Each week (in conjunction with the submission of the Borrowing Base Certificate), if necessary, an amount sufficient to reduce the principal amount outstanding under the Line of Credit to the Borrowing Base;

     (b) On the earlier of the twentieth day of each month or upon receipt of Secured Party's statement, all accrued and unpaid interest for the preceding month; and

     (c) Upon the termination of the Line of Credit under Section 3 hereof, the total outstanding principal indebtedness under the Line of Credit, all accrued and unpaid interest, all amounts advanced and secured by this Agreement, and all other amounts owed to Secured Party.

     6.2 General Obligation. Debtor agrees that the obligation to repay each advance made under the Line of Credit, together with interest thereon, shall not be limited to any specific fund but shall be a direct and general liability of Debtor. Until checks and other instruments delivered to Secured Party in payment or on account of Debtor's obligations are actually paid to Secured Party, Debtor agrees that such items constitute conditional payment only.

     6.3 Charge to Revolving Loan Account. Secured Party is hereby authorized to charge the interest and other charges accruing under this Agreement to the Revolving Loan Account as of the first day of the Accounting Month following the month in which the charge was incurred. All collections shall be applied first to payment of any such unpaid interest or expenses, then toward the satisfaction of the oldest unpaid advance owing by Debtor to Secured Party.

     6.4 Statements of Account. At least once each month during the term of this Agreement, Secured Party shall render to Debtor a statement of account for its Revolving Loan Account, which statement shall be considered correct and accepted by Debtor and conclusively binding upon Debtor unless Debtor notifies Secured Party to the contrary within 15 days of the date on which said statements were sent to Debtor.

     Section 7. Security Interest. Debtor hereby grants Secured Party a continuing security interest in all of the Collateral to secure to Secured Party the prompt and complete payment and performance of the Obligations. Debtor represents, warrants and agrees that Secured Party's security interest is subject to only those liens permitted under Section 14.2 hereof, and Secured Party's position in the Collateral will not change as funds are advanced by Secured Party to Debtor under this Agreement.

     Section 8. Special Provisions Relating to Inventory.

     8.1 Attachment; Possession. Secured Party's security interest in the Inventory shall continue through all steps of manufacture and sale, and shall attach without further act to raw materials, work-in-process, finished goods, returned goods, and proceeds resulting from sale or disposition of Inventory. Until all Obligations have been satisfied, Secured Party's security interest in Inventory and in all proceeds thereof shall continue in full force and effect, and Secured Party shall have, in its discretion and at any time after the occurrence of an Event of Default, the right to take physical possession of the Inventory and to maintain it on Debtor's premises, in a public warehouse, or at such place as Secured Party may remove the Inventory or any part thereof. If Secured Party exercises its right to take possession of Inventory, Debtor will, upon demand and at Debtor's own cost and expense, assemble the Inventory and make it available to Secured Party at a place or places reasonably convenient to Secured Party.

     8.2 Location of Inventory. All Inventory shall be maintained at Debtor's facilities in Forest City, Iowa, Hampton, Iowa and Lorimore, Iowa. No Inventory shall be removed therefrom, except for the purpose of sale or finishing in the ordinary course of Debtor's business, and except for such sales, Debtor will not sell, encumber, grant a security interest in, dispose of or permit the sale, encumbrance, return or disposal of any Inventory without Secured Party's prior written consent.

     8.3 Perfection; Verification. Debtor will perform any and all steps that Secured Party may request to perfect its security interest in the Inventory, including, without limitation, leasing warehouses to Secured Party or its designee, placing and maintaining signs, appointing custodians, executing and filing financing statements or continuations in form and substance satisfactory to Secured Party, maintaining stock records and transferring Inventory to warehouses. A physical verification of all Inventory wherever located will be taken by Debtor at least every 12 months and, in any case, as often as reasonably required by Secured Party, but not more than twice a year so long as there is no Event of Default. A copy of such physical verification shall be submitted to Secured Party. Debtor shall also submit to Secured Party a copy of the annual physical Inventory as observed and tested by its public accountants in accordance with standard accounting principles.

     8.4 Disclaimer of Warranty. Debtor has selected both the Inventory and the suppliers from whom Debtor acquires its Inventory, and Debtor assumes all responsibility and risk for the existence, character, quality, condition and value of all Inventory. DEBTOR ACKNOWLEDGES THAT SECURED PARTY HAS MADE NO EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO ANY INVENTORY OR OTHER COLLATERAL, INCLUDING ANY WARRANTY OF MERCHANTABILITY, QUALITY OR FITNESS, AND DEBTOR IRREVOCABLY WAIVES ANY CLAIMS AGAINST SECURED PARTY WITH RESPECT TO THE INVENTORY AND OTHER COLLATERAL WHETHER FOR BREACH OF WARRANTY OR OTHERWISE. Any such claims shall not alter, diminish or otherwise impair Debtor's liabilities or obligations to Secured Party hereunder. Secured Party does not assume any obligations of Debtor relating to the Inventory, any Accounts Receivable, any contract obligations, or any other obligations or duties arising from the Collateral.

     Section 9. Reporting Requirements.

     9.1 Required Reports. Debtor shall deliver each of the following financial reports ("Required Reports") to Secured Party, all of which shall be certified by a corporate officer to be true and correct:

     (a) Monthly financial statements showing the current month and year-to-date cumulative figures, to be delivered within 20 days of the end of each month;

     (b) Concurrently with delivery of the monthly financial statements, monthly inventory reports showing the value of Inventory by categories for each manufacturer, the amounts owing to each manufacturer and the aging of each category of Inventory;

     (c) Weekly (each Friday) Borrowing Base Certificates when there is a balance outstanding on the Line of Credit; and

     (d)  Any other reports deemed necessary by Secured Party.

     9.2 Preparation of Reports. All Required Reports may be internally prepared and shall be prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"); provided, however, that if discrepancies are noted from Secured Party's audits conducted pursuant to
Section 10 hereof during any two consecutive audits, which lead Secured Party to conclude that the preparation of Required Reports are materially inaccurate, then at Secured Party's request supported by an independent auditor's opinion that material inaccuracies exist in Debtor's internally prepared Required Reports, all Required Reports shall be prepared by an independent certified public accountant acceptable to Secured Party.

     9.3 Additional Reports. In addition to Required Reports, Debtor shall deliver 12-month projections of sales, operating expenses and income for the upcoming fiscal year at least 30 days prior to the end of each then current fiscal year, 12-month projections of sales, operating expenses and income for the next 12-month period within 30 days of Secured Party's request (which are to be made no more frequently than once per month), and fiscal year end financial statements prepared and audited by an independent certified public accountant within 90 days of the fiscal year end; provided, however, Debtor shall use its best efforts to expedite delivery of fiscal year end financial statements. When Debtor causes audited year end financial statements to be prepared by an independent certified public accountant ("Auditor") as required under this Section, Debtor shall also engage its Auditor to undertake to advise Secured Party of any material change in previously reported statements of accounts receivable, accounts payable and inventory made by Debtor as well as any adjustments made to accounts receivable, accounts payable and inventory by the Auditor.

     Section 10. Inspection and Audit Rights.

     10.1 Records; Inspection. Debtor will maintain complete, accurate and current records and books of account covering all Accounts Receivable, Inventory (including a perpetual inventory) all other Collateral, and Debtor's business operations and finances. From time to time during Debtor's normal business hours, Secured Party may inspect without notice Inventory and other Collateral, and examine, audit and make extracts from the books and records, journals of account and other financial records of Debtor; provided, however, so long as no Event of Default has occurred, Secured Party shall give Debtor at least 48 hours notice of inspection. Debtor hereby authorizes all federal, state and municipal authorities to furnish to Secured Party copies of all tax returns of Debtor and all reports of examinations or other information of Debtor which have been made by them.

     10.2 Audit. Secured Party may conduct quarterly or more frequent audits of Debtor's books and records as Secured Party deems necessary. Debtor shall pay Secured Party $250 for each quarterly audit, plus reasonable per diem expenses of the employees of Secured Party.

     Section 11. Insurance.

     11.1 Maintenance of Insurance. Debtor shall bear the full risk of loss from any cause or of any nature whatsoever in respect of the Collateral. At Debtor's own cost and expense, it shall keep all Collateral fully insured, in amounts (including deductible or coinsurance provisions) to be agreed to by both parties, against the hazards of fire, those hazards covered by extended coverage insurance and such other hazards as may be required by Secured Party.

     11.2 Insurance Requirements. All such insurance shall be in a form and with companies acceptable to Secured Party, shall provide at least 30 days advance written notice to Secured Party of cancellation, change or modification in any term, condition or amount of protection provided therein, shall provide full breach of warranty protection and shall provide that the coverage is "primary coverage" for the protection of Debtor and Secured Party notwithstanding any other coverage carried by Debtor or Secured Party protecting against similar risks. Debtor shall cause to be delivered to Secured Party the insurance policies thereof or proper certificates evidencing the same. Such policies shall provide, in manner satisfactory to Secured Party, that any losses thereunder shall be payable first to Secured Party as its interests may appear. In the event of any loss thereunder, the carriers hereby are directed by Debtor to make payment for such loss to Secured Party and not to Debtor and Secured Party jointly. Debtor hereby appoints Secured Party as Debtor's attorney-in-fact with full power and authority to do all things, including, but not limited to, making claims, receiving payments and endorsing documents, checks or drafts, necessary or advisable to secure payments due under any policy contemplated hereby on account of a casualty to any Collateral. All loss recoveries received by Secured Party upon any such insurance may be applied and credited by Secured Party to the amounts owing by Debtor under this Agreement and any other agreement then in effect between the parties hereto. Any surplus shall be paid by Secured Party to Debtor, provided Debtor is not in default in any of its obligations to Secured Party under this Agreement or otherwise. Any deficiency thereon shall be paid by Debtor to Secured Party, on demand.

     Section 12. Warranties. Debtor covenants and warrants that each of the following is at the date of this Agreement, and will be at all times throughout the duration of this Agreement, true and correct in all respects:

     12.1 Organization. Debtor is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation and is duly qualified and licensed to do business in every state in which the nature of its business or the location of its properties requires it to be so qualified and licensed, and Debtor is in good standing in every such state.

     12.2 Authority; Enforceability. Debtor has full power and authority to execute, deliver and perform all of its duties and obligations under this Agreement and all related instruments and agreements. The execution and delivery of this Agreement and all related instruments and agreements have been duly and lawfully authorized, and all corporate acts and proceedings necessary or proper in the premises have been duly done, performed and taken. This Agreement and all related instruments and agreements constitute valid and binding obligations of Debtor, enforceable in accordance with their terms.

     12.3 No Conflict. The execution and delivery of this Agreement and all related instruments and agreements, and the performance by Debtor of the terms and provisions thereof, do not violate Debtor's articles of incorporation or bylaws, any applicable law or regulation, or any decree, order, instrument or agreement to which Debtor is a party or by which Debtor or any of its property is bound.

     12.4 Corporate Power. Debtor has the corporate power to carry on its business as currently being conducted.

     12.5 Collateral Rights. Debtor is lawfully possessed and the sole owner of the Collateral, free of any pledge, lien, encumbrance or adverse claim of any kind or character, legal or equitable, except (a) the security interest created by this Agreement, (b) the interests of other certain creditors in Inventory that are subordinated to Secured Party's interest by a written subordination agreement satisfactory to Secured Party, (c) encumbrances on Inventory in favor of manufacturers of raw materials and components, to the extent the related indebtedness is subtracted in the calculation of the Borrowing Base hereunder, and (d) as otherwise consented to by Secured Party in writing (collectively, "Permitted Liens"). Debtor has authority to encumber and pledge the Collateral in the manner and form provided for in this Agreement.

     12.6 Litigation; Material Adverse Change. There are no suits or proceedings, pending or threatened, before any court or administrative agency which will materially adversely affect the financial condition or operations of Debtor, and no circumstance has occurred or exists that could cause or constitute a material adverse change in the business, operations, properties, prospects or financial condition of Debtor from the date hereof.

     12.7 Tax Returns. Debtor has duly filed all federal, state and other governmental tax returns that it is required by law to file, and all taxes and other sums which may be due from or against Debtor to the United States, any state or other governmental authority have been fully paid. Debtor maintains reserves adequate in amount to fully pay all such tax liabilities as they accrue.

     12.8 Accuracy of Reports. The Required Reports and other information furnished by Debtor to Secured Party pursuant to this Agreement are true, accurate and complete in all respects.

     12.9 Financial Statements. All financial data which Debtor furnishes to Secured Party will be taken from the books and records of Debtor kept in accordance with GAAP, and the balance sheets and other financial statements so furnished will reflect accurately the financial condition of Debtor as of the dates and for the periods shown.

     12.10 Location of Books and Inventory. Debtor will maintain all books and records and all Inventory at its existing place of business at 605 Crystal Lake Road, Forest City, Iowa, and shall immediately notify Secured Party in writing of any change of such addresses or of any additional addresses.

     Section 13. Affirmative Covenants. During the term of this Agreement and as long as any of the Obligations remain unpaid and until the terms and conditions of this Agreement have been fully performed, Debtor will:

     13.1 Further Assurances. On request of Secured Party, execute and deliver to Secured Party any and all additional instruments or agreements which Secured Party may from time to time determine necessary or convenient to evidence or effectuate this Agreement or the advances and other matters contemplated hereby, including to evidence, perfect, continue or enforce the security interest granted herein;

     13.2 Compliance with Law. Comply with all applicable laws, statutes and governmental regulations;

     13.3 Taxes and Charges. Pay and discharge, before any penalty attaches thereto for nonpayment thereof, all taxes, assessments, fees and charges of any kind levied upon or assessed against Debtor, the Collateral, any income therefrom, or Secured Party's rights or interests hereunder; provided, however, that Debtor shall not be required to pay any such taxes, assessments, fees or charges as long as it shall in good faith contest the validity thereof by appropriate proceedings, with adequate reserves satisfactory to Secured Party;

     13.4 Other Contracts. Perform in a timely manner all covenants, obligations and agreements of Debtor under each lease, mortgage, deed of trust, or other encumbrance or agreement relating to any property owned or leased by Debtor;

     13.5 Collateral Information. Notify Secured Party immediately of any information which Debtor has or may receive with regard to any event or circumstance which might in any way materially adversely affect the value of any Collateral or the rights or remedies of Secured Party with respect thereto;

     13.6 Expenses. Pay to Secured Party all reasonable attorneys' fees and all proper expenses which may be expended or incurred by Secured Party in perfecting, enforcing or attempting to enforce any terms of or rights under this Agreement, or with respect to any matter relating hereto;

     13.7 Assignment of Rights. On request of Secured Party, assign to and perfect for the benefit of Secured Party, any security interest or other lien that Debtor may have in any Collateral in the possession of any party other than Debtor or Secured Party;

     13.8 Indemnification. Indemnify and hold harmless Secured Party, its parent company, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns from and against any claim, suit, proceeding, loss, damage, cost, expense or liability (including attorneys' fees) arising out of the operation of Debtor's business, the Collateral, this Agreement and any related instruments or agreements, or any matters or transactions relating to the foregoing, including, without limitation, the exercise of Secured Party's rights with respect to the Collateral, any alleged failure by Debtor to comply with any federal or state law or regulation in connection with the Collateral or Debtor's business, and any use, generation, manufacture, treatment, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance on, under or about Debtor's property (owned or leased) or operations; for these purposes, the "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law, and this indemnity shall survive repayment of Debtor's objections to Secured Party;

     13.9 Other Information. Furnish to Secured Party such other information concerning the business affairs, properties, financial condition and/or operation of Debtor's business as Secured Party may from time to time reasonably request;

     13.10 Existence. Cause to be done all things necessary to preserve and maintain its existence and authority to do business in whatever states Debtor may now or in the future do business during the term of this Agreement;

     13.11 Notices. Give Secured Party prompt notice of any actual or alleged defaults by Debtor in any payment owing to or under any loan agreement or commitment with any other creditor; give Secured Party prompt notice of any material adverse change in its financial condition, business or prospects, of the occurrence of an Event of Default, or of the filing of any suit or proceeding in which an adverse decision could have a material adverse effect upon it or its business; and give Secured Party prompt notice in writing in advance of any name or address change and the effective date of such change before the change occurs;

     13.12 Place of Business. Continue to maintain its principal place of business in the state of Iowa;

     13.13 Current Ratio. Maintain a current ratio of at least 1.5 to 1 at all times ("current ratio" means the ratio of current assets to current liabilities, both as determined in accordance with GAAP);

     13.14 Net Working Capital. Maintain net working capital of at least $35,000,000 at all times ("net working capital" means current assets minus current liabilities, both as determined in accordance with GAAP); and

     13.15 Net Worth. Maintain a net worth of at least $60,000,000 at all times ("net worth" means shareholders' equity determined in accordance with GAAP).

     Section 14. Negative Covenants. During the term of this Agreement and as long as any of the Obligations remain unpaid and until the terms and conditions of this Agreement have been fully performed, Debtor will not, without the prior written consent of Secured Party:

     14.1 Change in Management. Make or permit any material change in the management of Debtor without Secured Party's prior written consent, which Secured Party agrees will not be unreasonably withheld;

     14.2 Pledge or Transfer of Collateral. Pledge, assign, encumber, transfer, or permit, create or suffer any lien to be placed upon or against any of the Collateral, except for Permitted Liens and sales of Inventory in the ordinary course of business;

     14.3 Change in Business. Make any material change in the type of business it now conducts or enter into any new line of business; for purposes of this covenant, Debtor's business is considered the sale, manufacturing and marketing of recreational vehicles;

     14.4 Sale of Assets. Sell, lease, transfer or otherwise dispose of any property or assets of Debtor, or place any Collateral in the possession of any other person or business entity, except in the ordinary course of business;

     14.5 Merger. Consolidate or merge with or into any other entity if such merger or consolidation results in a material adverse change in Debtor's financial condition, business or prospects, as determined by Secured Party in its sole discretion; and

     14.6 Transactions with Affiliates. Enter into any transaction with any affiliate of Debtor, except on terms no less favorable that those that would be available in an arms-length transaction.

     Section 15. Events of Default. This Agreement and the Obligations shall be in default upon the occurrence of any of the following (each, an "Event of Default"):

     15.1 Payment. Debtor shall fail to make any payment required to be made under this Agreement, or any other financing agreement, security agreement or other agreement between Debtor and Secured Party relating to the Obligations or otherwise, and whether Secured Party is an original party or assignee;

     15.2 Performance. Debtor shall fail to perform or observe any other covenant, obligation or agreement in this Agreement, or any other financing agreement, security agreement or other agreement between Debtor and Secured Party relating to the Obligations or otherwise, and whether Secured Party is an original party or assignee;

     15.3 Misrepresentation. Any representation or warranty of Debtor or any other information whatsoever provided by or on behalf of Debtor to Secured Party shall prove to have been untrue or misleading in any material respect when made or when in effect;

     15.4 Material Change. Any material adverse change in Debtor's financial condition or means or ability to repay, or the occurrence of any other event as a result of which Secured Party deems itself insecure;

     15.5 Insolvency. Debtor shall become insolvent, be unable to pay its debts or cease to do business as a going concern;

     15.6 Involuntary Proceedings. By the order of a court of competent jurisdiction, a receiver, custodian, liquidator or trustee of Debtor or of a substantial part of the Collateral shall be appointed, by decree of court Debtor or any of its property shall be sequestered, a tax lien shall be filed against Debtor's property, or an involuntary petition to reorganize or liquidate Debtor pursuant to the Federal Bankruptcy Code, as it now exists or as it may hereafter be amended, or pursuant to any other analogous statute applicable to Debtor now or hereinafter in effect, shall be filed against Debtor and such order or petition shall not be dismissed or stayed within 60 days;

     15.7 Voluntary Proceedings. Debtor shall file a voluntary petition for bankruptcy under any provision of any bankruptcy law or a petition to take advantage of any insolvency act, shall make an assignment for the benefit of its creditors, shall admit in writing an inability to pay its debts generally as they become due, shall consent to the appointment of a receiver or receivers of all or any part of the Collateral, or shall consent to the filing of any bankruptcy, arrangement or reorganization petition by or against it under any provision of any bankruptcy law;

     15.8 Other Indebtedness. Debtor shall default on any payment relating to any indebtedness of $500,000 or more owing to any other creditor, or shall default in the performance of any term or condition relating to any such indebtedness, in each case beyond any applicable grace period;

     15.9 Judgments. A final judgment or order for the payment of money is rendered against Debtor which exceeds $100,000 and which is not satisfied or bonded over within 15 days of the date the judgment or order enters; or

     15.10 Invalidity. This Agreement or any related instrument or agreement shall at any time for any reason cease to be in full force and effect, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by Debtor, or Debtor shall deny that it has any further liability or obligation thereunder.

     Section 16. Remedies.

     16.1 Remedies Upon Event of Default. Upon the happening of an Event of Default, Secured Party shall have all of the rights and remedies provided in this Agreement or any other agreement between Debtor and Secured Party, as well as those rights and remedies provided by any applicable law, rule or regulation, including the remedies of a secured party under the Iowa Uniform Commercial Code. In conjunction with and in addition to any of the foregoing rights and remedies of Secured Party, Secured Party may:

     (a) Declare the Line of Credit to be terminated, or modify the conditions for advances thereunder;

     (b) Declare any or all Obligations to Secured Party including, but not limited to, all indebtedness owing under the Line of Credit, although otherwise unmatured and contingent, to be due and payable immediately without presentment, notice, demand or protest, all of which are hereby waived by Debtor;

     (c)  Enforce any or all rights in or with respect to any Collateral;

     (d) Immediately take possession, with or without legal process, of any or all of the Collateral wherever it may be found, using self-help to do so, and for that purpose Secured Party, for itself or as agent of Debtor, may enter upon any premises upon which the Collateral is situated and remove the same therefrom, without such entry constituting a breach of the peace, or require Debtor to assemble the Collateral and return it to Secured Party at Debtor's expense at a place designated by Secured Party, and Debtor waives all claims or damages due to or arising from or connected with any such action;

     (e) Lease, sell or otherwise dispose of all or any of the Collateral, in its then condition, at public or private sale or sales, with such notice as may be required by law (it being agreed by Debtor that, in the absence of any contrary requirement of law, 10 days prior notice of a public or private sale of Collateral shall be deemed reasonable notice), in its sole discretion, may deem advisable. Such sales may be adjourned from time to time with or without notice. Secured Party shall have the right to conduct such sales on Debtor's premises or elsewhere and shall have the right to use Debtor's premises without charge for such sales for such time or times as Secured Party may see fit. Secured Party is hereby granted a license or other right to use, without charge, Debtor's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Debtor's rights under all licenses and all franchise agreements shall inure to Secured Party's benefit; and/or

     (f) Take control of any funds generated by the Collateral, notify account debtors to make payment to an account or location designated by Secured Party, exercise all rights and remedies under any agreement relating to any Collateral, and in Secured Party's name or Debtor's name, demand, collect, receipt for, settle, compromise, sue for, repossess, accept returns of, foreclose or realize upon any Collateral, including without limitation Accounts Receivable and related instruments and security therefor. Secured Party shall not be chargeable with responsibility for the accuracy or validity of any document, for the existence or value of any Collateral, for performance of any obligations under any contract relating to any Account Receivable, or for failure to collect any amounts owing on any Account Receivable. After an Event of Default, Debtor may not adjust, settle, compromise, extend or waive the amount, payment or performance of any obligations relating to any Account Receivable, without the prior consent of NationsCredit.

     16.2 Application of Proceeds. Secured Party may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral shall be applied first to the costs, expenses and attorneys' fees incurred by Secured Party for collection, acquisition, completion, protection, removal, storage, sale, other disposition and delivery of the Collateral; second, to any accrued and unpaid late charges or other fees; third, to any accrued and unpaid interest; and fourth, to any other sums required to be paid by Debtor to Secured Party under this Agreement or otherwise. If any deficiency shall arise, Debtor shall remain liable to Secured Party therefor, with interest at the default rate set forth herein.

     Section 17. Applicable Law.

     17.1 Governing Law. This Agreement, and all related instruments and agreements, shall be governed by the laws of the Commonwealth of Pennsylvania.

     17.2 WAIVER OF JURY TRIAL. DEBTOR AND SECURED PARTY HEREBY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR DISPUTE RELATING TO THIS AGREEMENT, ANY RELATED INSTRUMENT OR AGREEMENT, THE OBLIGATIONS OR ANY RELATED MATTER.

     17.3 Jurisdiction. The parties agree that the courts of the Commonwealth of Pennsylvania, including the United States District Court for the Eastern District of Pennsylvania, shall have jurisdiction to hear and determine any claim, dispute or demand pertaining to this Agreement, and they expressly submit and consent to such jurisdiction. Debtor hereby waives personal service of any Summons and Complaint or other process to be issued in any action or proceeding based upon any such claim, dispute or demand, and hereby agrees that service of such Summons and Complaint or other process, may be made by registered or certified mail to Debtor at the address appearing herein. Should Debtor fail to appear or answer any Summons, Complaint, or process so served, within 30 days after the mailing thereof, Debtor shall be deemed in default and Secured Party shall be entitled to enter a judgment or order as demanded or prayed for therein. Nothing herein shall affect Secured Party's right to serve process in any other manner provided by law, or to commence legal proceedings or otherwise proceed against Debtor in the state or federal courts of any other jurisdiction.

     Section 18. Miscellaneous.

     18.1 Notices. Whenever notice is given pursuant to this Agreement or otherwise, it shall be in writing and shall be deemed to have been given when delivered in person, sent by facsimile transmission or deposited in the United States mails, postage prepaid, return receipt requested, addressed to the person to whom the notice is given at the following facsimile telephone number or mailing address, or at such other facsimile telephone number or mailing address as may hereafter be designated by a party pursuant to notice in writing:

     (a)  Notice to Secured Party:

          NationsCredit Commercial Corporation
          1105 Hamilton Street
          Allentown, PA 18101
          Attn:  Director of Client Administration
          Facsimile No:  610-778-3209

     (b)  Notice to Debtor:

          Winnebago Industries, Inc.
          605 Crystal Lake Road
          Forest City, Iowa
          Attention:  Fred G. Dohrman, President
          Facsimile No:  515-582-6806

     18.2 Entire Agreement and Modifications. The making, execution and delivery of this Agreement by the parties has been induced by no representations, statements, warranties or agreements other than those expressed in this Agreement. This Agreement embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to its subject matter unless expressly referred to in this Agreement. Modification of this Agreement by the parties may be made only in writing.

     18.3 Estoppel and Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     18.4 Relationship of Parties. Nothing in this Agreement or any related instrument or agreement, or in the parties' course of dealing, shall be construed to create any partnership or joint venture agreement or relationship between Secured Party and Debtor. The relationship between Secured Party and Debtor is solely one of creditor and debtor; no fiduciary relationship exists between Secured Party and Debtor, each agreeing that both parties' interests are best served when each party acts for its own interests and not on behalf of the other.

     18.5 Assignment. Debtor may not assign any of its rights or obligations under this Agreement or any related instrument or agreement, without the prior written consent of Secured Party. Secured Party agrees that it will not assign any of its rights or obligations under this Agreement or any related instrument or agreement, without the prior written consent of Debtor; provided, however, Debtor's consent shall not be necessary for any assignment arising as part of any (a) sale of all or any material portion of Secured Party's loan portfolio,
(b) the sale of all or a material portion of the loan portfolio of one of its internal divisions, or (c) sale of the capital stock of or a merger of Secured Party to or with another person or entity, or any other change in or to Secured Party occurring by operation of law.

     18.6 Construction. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. Whenever applicable, the pronouns designating the masculine and/or neuter shall equally apply to the feminine, neuter and masculine genders and the singular shall include the plural.

     18.7 Power of Attorney. Debtor hereby irrevocably appoints Secured Party, including such employees and other representatives as Secured Party may designate, as Debtor's true and lawful agent and attorney, with power of substitution, to do the following in its place and stead: to execute and deliver in the name of Debtor UCC financing statements, amendments and continuations, and other lien filings relating to any Collateral; to cause the same to be properly filed or recorded in the appropriate office of any jurisdiction; to endorse Debtor's name upon any notes, checks, drafts, money orders and other forms of instruments made payable to Debtor; to make, execute and deliver in the name of Debtor as maker any promissory note(s) or other instruments evidencing any outstanding Obligations; and generally to do and perform all acts and things necessary to effect the terms and intent of this Agreement or otherwise in discharge of the powers hereby granted, which shall specifically include the making of any acknowledgements and affidavits necessary for filing or recording of any of the foregoing. The foregoing powers are coupled within an interest and shall be irrevocable, without the prior written consent of Secured Party, as long as any Obligations remain outstanding.

     18.8 Secured Party's Right to Perform. If Debtor fails to perform any act required hereunder, including the payment of taxes, liens and insurance premiums relating to the Collateral, Secured Party may (but shall not be required to) perform or cause performance of such act. Any amounts expended or incurred by Secured Party in the performance of any such act or in the enforcement of this Agreement shall constitute part of the Obligations, will bear interest at the default rate and will be payable upon demand. All rights and remedies of Secured Party hereunder are cumulative. No delay of Secured Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of a right preclude other or further exercise thereof or of any other right hereunder.

     18.9 Counterparts. This Agreement may be executed in counterparts and all counterparts so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties are not signatories to the same instrument.

     18.10 Severability. The invalidity or unenforceability of any of the provisions of the Agreement shall not affect any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     IN WITNESS WHEREOF, the parties have executed this Third Restated Financing and Security Agreement as of the date first set forth above.

                                    WINNEBAGO INDUSTRIES, INC.



                                    By /s/ Fred G. Dohrmann
                                    Title: President & Chief Executive Officer


                                    NATIONSCREDIT COMMERCIAL CORPORATION



                                    By /s/ unreadable
                                    Title: SVP/Director of Client Administration




                                   Exhibit A
                                       to
                Third Restated Financing and Security Agreement


                       FORM OF BORROWING BASE CERTIFICATE